Exhibit 10(e)


SEARS, ROEBUCK AND CO.
DEFERRED COMPENSATION PLAN
FOR DIRECTORS

as amended and restated on November 8, 1995


1.   PURPOSE

The purpose of this Plan is to offer non-employee members of the Board of Directors the opportunity to defer receipt of their directors' compensation, as an incentive to their continued participation as directors of Sears, Roebuck and Co.

2.DEFINITIONS

a."Beneficiary" shall mean the person or persons designated from time to time in writing by a Participant to receive payments under the Plan after the death of such Participant, or, in the absence of any such designation or in the event that such designated person or persons shall predecease such Participant, his estate.

b."Common Share Unit" shall mean a Deferred Amount which is converted into a unit or fraction of a unit for purposes of the Plan by dividing a dollar amount by the Fair Market Value of one of the Company's common shares.

c."Company" shall mean Sears, Roebuck and Co.

d."Compensation" shall mean payments which the Participant receives from the Company for services, including retainer fees and meeting fees.

e."Deferred Amount" shall mean an amount of Compensation deferred under the Plan and carried during the deferral period in any Account provided for in the Plan.

f."Distribution Date" shall mean the date designated by a Participant in the Notice of Election form for distribution of Accounts.

g."Dividend Equivalent" shall mean an amount equal to the cash dividend paid on one of the Company's common shares credited to an Account for each Common Share Unit credited to such Account.

h."Equity Index" shall mean the Standard & Poor's 500 Composite Stock Price Index which is a market value-weighted index consisting of 500 common stocks of large U.S. domiciled companies selected by Standard and Poor's Corporation ("S&P") through a detailed screening process starting on a macro-economic level and working toward a micro-economic level dealing with company specific information such as market value, industry group classification, capitalization and trading activity. S&P's primary objective for the S&P Index is to represent the segment of the U.S. equity securities markets consisting of large market capitalization stocks. However, companies are not selected by S&P for inclusion because they are expected to have superior stock price performance relative to the market in general or other stocks in particular.

i."Fair Market Value" shall mean the closing price of the Company's common shares as reported by the Wall Street Journal or other comparable source in a summary of composite transactions for stocks listed on the New York Stock Exchange.

j."Hardship" shall mean an emergency or unexpected situation in the Participant's financial affairs including, but not limited to, illness or accident involving the Participant or his/her dependents which, in the opinion of the Compensation Committee of the Board of Directors of the Company, presents a severe economic difficulty to the Participant, due to which a distribution of the Account balance is appropriate.

k."Fixed Income Index" shall mean the Lehman Brothers Aggregate Bond Index, except for debt securities of Sears or Allstate (as defined below), which is made up of the Lehman Government/Corporate Bond Index ("Bond Index"), the Lehman Mortgage-Backed Securities Index ("Mortgage-Backed Securities Index"), and the Lehman Asset-Backed Securities Index ("Asset-Backed Securities Index"). The Bond Index is a composite of all publicly issued, fixed rate, nonconvertible, domestic bonds. The issues are rated investment grade or higher by Moody's Investors Service, Inc., S&P, or Fitch Investors Service, Inc., in that order, have a minimum outstanding principal of $100 million for U.S. Government issues or $50 million for other bonds, and have a maturity of at least one year. The index is capitalization-weighted. The Mortgage-Backed Securities Index includes 15- and 30-year fixed rate securities backed by mortgage pools of the Government National Mortgage Association, the Federal Home Loan Mortgage Corporation, and the Federal National Mortgage Association. Graduated payment mortgages and balloon mortgages are included in the index; buydown, manufactured homes and graduated equity mortgages are not. The Asset-Backed Securities Index is composed of credit card, auto, and home equity loans. Included in the index are pass-through, bullet (noncallable), and controlled amortization structures; no subordination tranches are included. All securities have an average life of at least one year.

l."Non-Employee Director" shall mean any duly elected or appointed member of the Board of Directors of the Company who is not an employee of the Company or of any subsidiary of the Company.

m."Participant" shall mean any Non-Employee Director who elects to defer any amount of Compensation under the Plan.

n."Plan" shall mean the Sears, Roebuck and Co., Deferred Compensation Plan for Directors.

o."Secretary" shall mean the duly elected Secretary of the Company.

3.ELECTION TO DEFER COMPENSATION

Each Participant may elect to defer the payment of all or any part of his or her Compensation by executing and delivering to the Secretary a Notice of Election, in the form attached hereto and incorporated herein by this reference. Such election shall be applicable only to Compensation payable on or after the first day of the month following the month in which such Notice of Election is received by the Secretary.

An election to defer payment of Compensation shall continue in effect until revoked by notice in writing to the Secretary. In addition, the receipt of a new or revised Notice of Election form by the Secretary shall constitute a revocation of any previously filed Notice of Election form to the extent inconsistent therewith. No revocation shall be effective with respect to Compensation earned prior to the date the revocation is received by the Secretary or the effective date of the new or revised Notice of Election.

4.TREATMENT OF DEFERRED AMOUNTS

The Company shall establish on its books the necessary accounts ("Account", or collectively, "Accounts") to accurately reflect the Company's liability to each Participant. To each Account shall be credited, as applicable, Deferred Amounts, Dividend Equivalents on Common Shares, Allstate Share Units, Allstate Dividend Equivalents and interest. Payments to the Participant or amounts transferred to another Account under the Plan shall be debited to the appropriate Account.

a.Account #1 - Interest-Bearing Account. Compensation deferred into an Interest-Bearing Account shall be credited to the Account on the same date when it would otherwise be payable to the Participant. Deferred Amounts carried in this Account shall earn interest from the date of credit to the date of payment. At the end of each calendar month, interest at a rate equal to the monthly average per annum cost of commercial paper or the equivalent issued by Sears Roebuck Acceptance Corp. ("SRAC") as reported in the monthly report to the SRAC Board of Directors shall be credited to the amounts previously accrued in each Account for the period from the date amounts were credited to such Account to the end of such calendar month.

b.Account #2 - Common Share Unit Account. Compensation deferred into a Common Share Unit Account shall be credited to the Account on the same date when it would otherwise be payable to the Participant. Such Deferred Amounts shall be converted into a number of Common Share Units on the date credited to the Account by dividing the Deferred Amount by the Fair Market Value on such date. If Common Share Units exist in a Participant's Account on a dividend record date for the Company's common shares, Dividend Equivalents shall be credited to the Participant's Account on the related dividend payment date, and shall be converted into the number of Common Share Units which could be purchased with the amount of Dividend Equivalents so credited.

In the event of any change in the Company's common shares outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Secretary shall make such equitable adjustments, if any, deemed appropriate by reason of any such change, in the number of Common Share Units credited to each Participant's Account.

Subject to changes in the law, the Common Share Units will be treated as derivative securities as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934. A Participant may opt out of such treatment by irrevocably waiving in writing the right to have amounts transferred out of this Account, except incident to termination of membership on the Board of Directors, death or disability.

c.Account #3 - Equity Index Account. Compensation deferred into an Equity Index Account shall be credited to the Account on the same date when it would otherwise be payable to the Participant. On the last day in the month the amounts in the Participant's Account shall be adjusted by a percentage factor based on the total return (including dividends) of the Equity Index from the date the amount was credited to the Account for amounts credited during the month or from the last day of the preceding month for amounts in the Account on such day. Similar adjustments shall also be made on any date the Account is debited by reason of any transfer of an amount to another Account or distribution to the Participant. In the event that the Equity Index is not published for any date referred to above, the Index for the closest day preceding such date for which such Equity Index is published shall be used.

d.Account #4 - Fixed Income Index Account. Compensation deferred into a Fixed Income Index Account shall be credited to the Account on the same date when it would otherwise be payable to the Participant.
Amounts credited to the Account shall earn additional amounts which will be credited to the Account on the last business day of each month based upon the Iperformance of the Fixed Income Index.

e.Account #5 - Allstate Share Unit Account. Participants who have Common Share Unit Accounts on the payment date for the Company's distribution to its common shareholders of its remaining ownership of Allstate common stock will, at their election, be credited with the same number of Allstate Share Units per Common Share Unit as Allstate common shares distributed per each Company common share in the distribution. Such election shall be received by the Secretary of the Company on or before the payment date for such distribution. In the absence of receipt of such election as to any Participant, the Secretary shall adjust the Common Share Unit Account of the Participant to reflect in Common Share Units the value of the Allstate distribution. All Allstate Share Units shall be credited to Participants' Allstate Share Unit Account.

If Allstate Share Units exist in a Participant's Account on a dividend record date for Allstate's common stock, Allstate Dividend Equivalents shall be credited to the Participant's Allstate Share Unit Account on the related dividend payment date, and shall be converted into the number of Allstate Common Share Units which could be purchased with the amount of Allstate Dividend Equivalents so credited.

In the event of any change in Allstate's common stock outstanding, by reason of any stock split or dividend, recapitalization, merger, consolidation, combination or exchange of stock or similar corporate change, the Secretary shall make such equitable adjustments, if any, deemed appropriate by reason of any such change, in the number of Allstate Common Share Units credited to each Participant's Allstate Share Unit Account.

Subject to changes in the law, as to Participants who are directors or executive officers of Allstate, the Allstate Common Share Units will be treated as derivative securities as defined in the rules promulgated under Section 16 of the Securities Exchange Act of 1934. A Participant may opt out of such treatment by irrevocably waiving in writing the right to have amounts transferred out of this Account, except incident to termination of membership on the Board of Directors, death or disability.

For purposes of this Section 4(e):

"Allstate" shall mean The Allstate Corporation.

"Allstate Dividend Equivalent" shall mean an amount equal to the cash dividend paid on one of Allstate's shares of common stock, credited to a Participant's Allstate Share Unit Account for each Allstate Share Unit credited to such Account.

"Allstate Fair Market Value" shall mean the closing price of Allstate's common shares as reported by the Wall Street Journal or other comparable source in a summary of composite transactions for stocks listed on the New York Stock Exchange.

"Allstate Share Unit" shall mean a unit or fraction of a unit calculated (except with respect to the initial allocation of such units to Participants' accounts at the time of the Company's distribution of Allstate stock) by dividing a dollar amount by the Allstate Fair Market Value of one of Allstate's shares of common stock.

f.Transfers Between Accounts. Transfers between Account #1, Account #3 and Account #4 may be made at any time requested by the Participant upon application to the Secretary.

Participants may transfer Deferred Amounts carried in Account #2 to another Account, or from another Account into Account #2, only upon application to and approval by the Secretary. Such transfers may be made only during the ten business days commencing on the third and ending on the twelfth business day following the release of quarterly and annual summary statements of the Company's sales and earnings. No more than two such transfers may be made in any calendar year.

Participants who are directors or executive officers of Allstate may transfer amounts into another Account from Account #5, only upon application to and approval by the Secretary. Such transfers may be made only during the ten business days commencing on the third and ending on the twelfth business day following the release of quarterly and annual summary statements of Allstate's sales and earnings. No more than two such transfers may be made in any calendar year. Participants who are not directors or executive officers of Allstate may make transfers from Account #5 to another Account at any time requested by the Participant upon application to the Secretary. No Participant may make transfers to Account #5 from any other Account under any circumstances.

5.DISTRIBUTION

a.Except in the case of the death of a Participant, distribution of Accounts shall commence as of the date specified by the Participant in said Participant's applicable Notice of Election form, which date shall be no later than one year after termination from the Board. The Participant may revise the terms of distribution of the Participant's Accounts by submitting a revised Notice of Election, provided that (i) the revised Notice of Election form shall be filed by the Participant with the Secretary not later than twelve months prior to the Participant's normal retirement date from the Board, and (ii) in any event, distribution of the Participant's Accounts shall not commence earlier than twelve months after the Participant's revised Notice of Election form is filed with the Secretary.

b.Except in the case of the death of the Participant, payment of the amount in each Account shall be either in the form of a lump-sum or in annual installments over a period of years not to exceed ten (10) years as selected by the Participant in the applicable Notice of Election form. The amount of any installment payment shall be determined by multiplying the amount to which the Participant would be entitled as a lump sum on the installment date by a fraction, the numerator of which is one and the denominator of which is the number of remaining unpaid installments.

c.In the event of the Participant's death prior to the Distribution Date, or after annual installments to the Participant have commenced but before full distribution has been made, the then remaining balance in each Account shall be paid in a lump-sum to the Beneficiary or contingent Beneficiary designated in the Notice of Election form, or to the estate of the deceased Participant if there is no surviving Beneficiary or contingent Beneficiary. In either such event the lump sum payment shall be valued as of the first day of the month following the Participant's date of death. A Participant may change the Beneficiary or contingent Beneficiary from time to time by filing with the Secretary a written notice of such change; provided, however, that no such notice of change of Beneficiary shall be effective unless it had been received by the Secretary prior to the date of the Participant's death.

d.Upon demonstration of Hardship by the Participant to the Compensation Committee of the Board of Directors of the Company, distribution of a Participant's Account, or the remaining balance of any unpaid installments, as the case may be, may be made in a lump sum.

6.MISCELLANEOUS

a.The Board of Directors of the Company may amend or terminate the Plan at any time; however, any amendment or termination of the Plan shall not affect the rights of Participants or Beneficiaries to payment, in accordance with Section 5 of the Plan, of amounts credited to Participants' Accounts at the time of such amendment or termination.
The Board of Directors and the Secretary may in their discretion prescribe such provisions and interpretations of the Plan as they shall deem necessary or advisable.

b.The Plan does not create a trust in favor of a Participant, a Participant's designated Beneficiary or Beneficiaries, or any other person claiming on a Participant's behalf, and the obligation of the Company is solely a contractual obligation to make payments due hereunder. In this regard, the balance in any Account shall be considered a liability of the Company and a Participant's right thereto shall be the same as any unsecured general creditor of the Company. Neither a Participant nor any other person shall acquire any right, title, or interest in or to any amount outstanding to a Participant's credit under the Plan other than the actual payment of such portions thereof in accordance with the terms of the Plan.

c.No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or change, and any attempt to anticipate, alienate, sell, assign, pledge, encumber or change the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefit.

d.Construction of the Plan shall be governed by the laws of Illinois.

e.The terms of the Plan shall be binding upon the heirs, executors, administrators, personal representatives, successors and assigns of all parties in interest.

f.The headings have been inserted for convenience only and shall not affect the meaning or interpretation of the Plan.

g.Any amount payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company and the Board of Directors with respect thereto.

h.The Plan provisions contained in subsections 2.b., 2.g., 2.h., 2.j., 2.k. 2.l, 4.b and the second paragraph of subsection 4.f (as to all Participants) and subsection 4.e and the third paragraph of subsection 4.f (as to Participants who are directors or executive officers of Allstate) shall not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder.